Exhibit 99.A

News For Immediate Release
El Paso Announces First Production from West Cameron Development in Gulf of Mexico
HOUSTON, TEXAS, May 16, 2006—El Paso Corporation (NYSE:EP) announced today that its West Cameron 75 and 62 new-field discoveries are online and currently flowing at a gross rate of approximately 52 million cubic feet equivalent per day (MMcfe/d), or approximately 20 MMcfe/d net to El Paso’s interest. These wells are located about 12 miles offshore of Cameron, Louisiana, in 32 feet of water. El Paso Exploration & Production Company operates both wells and has a 36-percent net revenue interest (NRI) in the West Cameron 75 well and a 54-percent NRI in West Cameron 62.
“Bringing West Cameron 75 and 62 online is an important step in achieving our 2006 production guidance of 825-850 MMcfe/d,” said Lisa Stewart, president of El Paso Exploration & Production. “In addition to the contribution from these two important discoveries, we have six Gulf of Mexico (GOM) and south Louisiana discoveries that will begin flowing over the course of the year, and we will begin drilling 14 additional GOM and south Louisiana wells by year end. We also have an extensive GOM workover program plus 24 MMcfe/d of hurricane shut in volumes that we expect to recover before year end. These activities, along with a steady increase in volumes from our onshore drilling program, and performance that is ahead of plan for our Texas Gulf Coast and International groups, position our program to achieve significant production growth over the balance of the year.”
In El Paso’s presentation today at the Bear Stearns 15th Annual Global Credit Conference, the company is providing additional details on how it intends to achieve additional production growth during the remainder of the year. The Bear Stearns presentation will be posted later today on El Paso’s Web site at www.elpaso.com in the Investors section.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to implement and achieve our objectives in the 2006 plan; the results of our future drilling activity; risks incident to the operation and development of our oil and gas properties; our ability to meet production volume targets; changes in prices for oil and natural gas; the uncertainties associated with governmental regulation; competition; weather; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:	(713) 420-5855
Fax:	(713) 420-4417

Media Relations
Bill Baerg, Manager
Office:	(713) 420-2906
Fax:	(713) 420-4417